Code of Conduct Growing with integrity

Our Purpose: Partnering with professionals to improve lives Everything we do, every company we build, every product we make, every service we provide, is meant to help professionals – in dental and beyond – achieve their goals. It is this clear focus that fuels our businesses, our people, and our success. We champion creators of confidence. Envista Code of Conduct | 2

Our Core Values 1 Continuous improvement as 3 Relationships built on respect competitive advantage Diversity, inclusivity, and collaboration are at the core of what makes our culture and our teams so successful. We know that when our employees show up every day Supported by our renowned business system, we are committed to developing as their authentic selves, there is greater teamwork, more thoughtful debates, and world-class professionals at every level. Dedicated to being their best every day, more reasons to celebrate. Envista employees embrace continuous improvement as a mindset, culture, and way to win. We value our employees and their unique contributions, and we invest An inclusive culture where you can be your authentic self in their growth. We are passionate about recruiting, developing, and retaining the  most talented and diverse team possible. We put the most skilled, collaborative,  A diverse workplace with forums and approaches for different voices, levels, engaged team on the field of play every day. and backgrounds  World class EBS training  Programs and benefits that support the whole person  Team that is equipped and committed to winning  Understands and appreciates the power of human relationships in work and life  Ability to integrate new talent effectively  Dedication to the professionals we serve  A growth mindset that seeks improvement over comfort  Upholds their best commitments and helps others be their best  Desire to work together and create long-term value  Openness to others and active participation in creating an inclusive and diverse culture  Commitment to bring their personal best Better choices, better outcomes 2 Innovation in action 4 By equipping our employees with the best training, teams, and opportunities, we With an agile approach and focus on research and development, we are positioned ensure they can reach their full potential at Envista. When our employees show up to drive the next wave of disruptive thinking and products. Energized and driven to with a drive for excellence and hunger for new experiences, they thrive. put ideas into action, our employees show up every day ready to make a difference.  Track record and unwavering commitment to extraordinary results  Opportunities to work at the intersection of technology and patient needs with in-market impact  Model for smart business decision making  New and exciting ideas and perspectives – both big and small  High confidence in return on personal investment  Open, trusting, willing to own what works (and what fails)  Strategically minded, with an eye for lasting results  Seeks greater understanding through empathy – inside and  Fueled by Envista’s reason for being and the value we deliver outside the company  Commitment to innovate in order to stay relevant Envista Code of Conduct | 3

Table of contents Growing through integrity Cooperating with investigations 25 Know our Code 06 Conflicts of interest 26 • Who must follow our Code 07 Gifts and entertainment 29 Understand your responsibilities 08 Gathering competitive information 31 • Additional responsibilities of Envista leaders 08 • Making the right decision 09 Our company Asking questions and reporting concerns 10 Accurate recordkeeping and financial reporting 33 • How to use Speak Up! 10 • Records management and legal holds 34 • Confidentiality 11 Confidential information 35 • Retaliation is prohibited 11 • Intellectual property 36 • Accountability and discipline 11 Protecting inside information 36 Use of company assets 38 Our team • Cybersecurity 39 Respect in the workplace 13 Speaking on behalf of the company 40 • Diversity and Inclusion 14 Using social media 41 • Harassment 15 Health and safety 16 Our world • Workplace violence 16 Serving our communities 43 Data privacy 18 Human rights 44 Fair competition 45 Our customers and partners Anti-bribery, anti-corruption 46 Fair dealing and supplier relations 20 International trade 48 Healthcare laws and regulatory requirements 22 • Money laundering 49 • Medical technology compliance 22 Political activity and contributions 50 • Product quality and safety 22 Environmental protection and sustainability 51 • Promotional activities 23 • Clinical research 23 A final word Doing business with the government 24 Ethics and compliance at Envista 53 Envista Code of Conduct | 4

Growing through integrity

Growing through Know our Code integrity not only Welcome to our Code of Conduct (“Code”). ensures that we From time to time, all of us face difficult business decisions. At Envista, when these situations occur, we are fortunate to have will be proud of our resources to turn to for help. We can rely on one another, on our leaders and on subject matter experts throughout the Company. success, but of how But just as important, we also have Our Core Values which provide a framework for our decisions. (Throughout the Code, “Envista” or we achieve it. the “Company” refers to Envista Holdings Corporation, all Envista companies and its direct and indirect subsidiaries). Growing through integrity Envista Code of Conduct | 6

The Code is intended to help us apply Our Core Values, our policies, and the law to make the best decisions for ourselves, our colleagues, our customers, and Envista. Of course, the Code cannot cover every situation. If you need additional information or guidance, you can contact any of the resources listed throughout the Code. More detailed policies on specific topics are also available on Envista Connect. Our Code applies everywhere we do business. Employees are expected to comply with the formal requirements of the Code, applicable laws and regulations and Company policies. If there is a conflict between the requirements of our Code and the laws, customs, or practices in a particular region, you must talk with your manager or the Legal Department to determine the best course of action. Who must follow our Code? Our Code applies to all Envista employees and, when they are acting on behalf of Envista, all directors of Envista Holdings Corporation or any of its direct or indirect subsidiaries. We also expect anyone acting on our behalf to conduct themselves in a manner consistent with our Code and other policies. This includes our suppliers, channel partners, consultants, independent contractors, logistics providers, and business partners. Appropriate measures may be taken if a business partner fails to meet our Code or its contractual obligations. Growing through integrity Envista Code of Conduct | 7

Understand your responsibilities Additional responsibilities of Envista leaders You have a responsibility to yourself, your fellow employees, and the Company to conduct business legally and ethically. If you are a leader or manager, you have additional responsibilities to help us meet our high standards of ethics and compliance: Make sure you understand our Code and policies, and pay attention to the policies that apply to your job responsibilities. If you are unclear  Lead by example and be a role model for ethical behavior. about your responsibilities, or what the right thing to do is, talk to your Be a resource for others. Communicate to employees and manager or access any of the other resources listed in our Code,  business partners about how the Code and policies apply to including Speak Up! and the other resources listed in the Envista their daily work and help them to understand the importance of a Escalation Policy. strong ethics and compliance culture. Do your best to prevent violations of our Code and policies before they  Create an environment where employees understand their occur, and if you suspect that there has been a violation, let someone responsibilities and feel comfortable raising concerns without know. Ignoring problems only makes these violations worse. fear of retaliation. When you act, and Speak Up!, you help us address problems that  Consider ethics and compliance when hiring, evaluating, and could harm others or our Company. rewarding employees. Q. I am a manager. If I observe misconduct in an area not under my supervision, am I still required to report the issue? I would rather not get involved. A. You are chiefly responsible for employees under your supervision, but all employees – and especially leaders - are required to report any misconduct they become aware of. The best approach is to talk first with the manager who oversees the area in which the problem is occurring, but if this doesn’t work, or is not feasible, you should use any of the other resources listed in the Code. Remember, if there is misconduct at Envista, it is everyone’s problem. Growing through integrity Envista Code of Conduct | 8

Making the right decision The warning signs of a questionable decision Making the right decision is not always easy. There will be times when you may be under pressure or unsure of what to do. Always remember that When decisions are being made, listen for the following comments, as they resources are available to help, including those listed in the Code. could signal that the decision is inconsistent with our Core Values, ethics and compliance: When faced with a difficult decision, it may help to ask yourself these questions:  “Do not worry about it. No one will find out.” “We need to do whatever it takes.”  Does it feel right? Are you confident that it is the right thing to do, or  do you have doubts?  “We need to keep this decision to ourselves – no one else needs to know.”  Do you believe it’s consistent with our Core Values, our Code and policies? “That is how they do business here,”  If it were made public, would you still be confident about your decision?  “Everyone else is doing it this way.”  Would you be willing to be held accountable for your actions?   Is it in the best interest of our customers, employees, the company, Closing the loop and the community? Ethics and compliance at Envista must continually evolve to stay current with new and emerging risks and regulations. Once you have decided, ask yourself the following additional questions: Do you believe there are sufficient standards, policies, and resources in place to address the issue you faced, or should more be done? If you used the Speak Up! process, were you satisfied with the way it worked, or should improvements be made? If you believe more should be done, contact your manager or any of the resources listed in the Code. Your suggestions will help us improve our ethics and compliance program. Growing through integrity Envista Code of Conduct | 9

Here are some other important points to keep in mind about Asking questions and reporting concerns reporting violations: Everyone must do their part if we are to maintain our high standards for No employee should report any violation to any person who is ethics and integrity. If you believe that a violation of law, our Code or  involved in the violation. policies has occurred, Speak Up! You do not need to be certain of all the facts. If you see or even suspect illegal or unethical behavior or if you have  If you raise a concern and the issue is not resolved, you should raise a question, you have several options: it through another channel.  Discuss the issue with your manager. How to use Speak Up!  Talk to any other member of management, Human Resources, the Legal Department, or Internal Audit. The Speak Up! call center is independent from Envista and is staffed by third-party ethics and compliance specialists. Speak Up! is a confidential  At any time, you may contact Speak Up! at way to ask questions, seek guidance and report possible violations of the www.envistaintegrity.com Code or any policies, laws, rules, or regulations. You may use Speak Up! 24 hours a day, 7 days a week. When you contact Speak Up! the operator will listen, ask questions if necessary, and then write a summary report. When you ask questions or report problems, you are helping to The summary will then be provided to Envista for assessment and further ensure Envista achieves and sustains the highest levels of ethics action. You can also file a complaint or submit an inquiry electronically by and compliance, and you are helping build the foundation of our going to www.envistaintegrity.com future success. You can choose to call anonymously, where allowed by local law. Unless you choose to identify yourself, Envista will not be able to determine who called or who logged in to Speak Up! It is important to provide as many details as possible (e.g., who, what, when, where). Since Envista may need additional information, you will be assigned a report number and asked to call back at a later date to answer any follow-up questions. Growing through integrity Envista Code of Conduct | 10

Confidentiality A. This could be a case of retaliation. If you do not feel comfortable raising the issue with your manager, use Speak Up! or any of the other Any information provided through Speak Up! or through any other reporting resources listed in the Code. A thorough investigation will take place to channel will be treated confidentially. In some instances, if an investigation find out what has led to your colleagues’ behavior. If the investigation is needed, information may be shared on a need-to-know basis. Envista determines that they were retaliating because of your report, appropriate may be required by law to report certain types of activities. action will be taken. Retaliation is prohibited Accountability and discipline Envista will not tolerate retaliation against anyone who reports a problem in When a violation of the Code, policies or the law occurs, appropriate good faith, nor will we tolerate retaliation against anyone who participates disciplinary action will be taken, up to and including termination of in an investigation. If you believe you have been retaliated against or have employment consistent with applicable laws. Certain actions may also witnessed retaliation, report it to management or use any of the resources result in legal proceedings, penalties, or criminal prosecution. listed in the Code. Making a report in “good faith” means that you provide all the information that you have and you report honestly, regardless of whether the investigation of your report uncovers any actual misconduct. Q. Three months ago, I used Speak Up! anonymously. I was concerned that my manager might have awarded a contract to a company owned by his friend. It was investigated and I understand some action was taken. Since then, other employees have stopped speaking to me and copying me on important communications, and I am worried this will affect my performance. I feel that my colleagues know I made the report and are retaliating. Is it retaliation? What should I do? Growing through integrity Envista Code of Conduct | 11

Our team

Diversity, inclusivity, Respect in the workplace and collaboration are at At Envista, we understand that, to succeed, we must attract and retain outstanding employees and create a work environment where the core of what makes they can thrive, collaborate, and innovate. This means building teams that represent diverse backgrounds, perspectives, talents, and our culture and our experiences, and helping them to work together free from any fear of teams so successful. harassment and discrimination.  Do your part to help create a culture of respect, inclusion, We know that when collaboration, dignity, and fairness. our employees show  Take a clear stand against conduct and comments inconsistent up every day as their with our culture and values.  If you are in a leadership role, make all employment decisions on authentic selves, there job qualifications, and legitimate business considerations. is greater teamwork, Envista complies with all applicable employment, labor, and immigration laws, and we expect all employees to do the same. more thoughtful Regardless of geographic location, all employment-related decisions must be based on job-related qualifications, without regard to legally debates, and more protected characteristics such as race, color, national origin, religion, reasons to celebrate. sex, gender, age, marital status, disability, veteran status, citizenship status, sexual orientation, gender identity, gender expression, or any other characteristic protected by law. Our team Envista Code of Conduct | 13

Diversity and inclusion Q. I believe that a vacancy in my team would not be suitable for a single parent, as it involves a lot of travel. This is not about We build our best teams by seeking out a wide range of unique prejudice, but practicality. Am I obliged to interview single backgrounds, perspectives, talents, and experiences. This allows us to parent candidates out of courtesy? attract talent that is as diverse as the markets and embrace customers we serve. We create an inclusive culture when we respect the talents A. You are obliged to interview candidates whose qualifications and abilities of others. meet the requirements of the job – not on the basis of personal opinion or preference. Making assumptions may represent the At Envista, we define diversity as anything unique that makes us who application of personal filters that could violate our principles of we are, including how we think, our work ethic, where we are from, non-discrimination. Also, failing to interview a suitably qualified our experiences, what we look like, and how we identify. We do not candidate risks missing out on appointing the best, most discriminate based on legally protected characteristics. qualified person for the job. We define inclusion as the process of creating a culture and environment that is open-minded, respectful, and accepting of all. Within this culture, every employee is empowered to harness his/ her unique talents, is made to feel wholly included and is recognized as a valuable member of the team. Every employee should feel empowered to harness his or her unique talents and contributions as this is what allows us to build and maintain our inclusive culture.  Value the input of others.  Put yourself in the other person’s shoes.  Listen to the many voices that represent our customers and their needs.  Help create a work environment where fresh ideas can drive innovative technologies and new products.  Be committed to the ideals of diversity and inclusion, and to learning, improving and striving for better. Our team Envista Code of Conduct | 14

Q. One of my co-workers sends e-mails containing jokes and Q. While on a business trip, a colleague of mine repeatedly asked derogatory comments about certain nationalities. They make me out for drinks and made comments about my appearance me uncomfortable, and I usually delete them. No one else has that made me uncomfortable. I asked him to stop, but he spoken up about them. Should I do more? would not. We were not in the office and it was “after hours” so I was not sure what I should do. A. Yes, everyone has a role in ensuring we maintain our culture of respect. You should notify your manager and/or Human Resources A. We do not tolerate this conduct, whether during working hours or use any of the channels described above. or in any work-related situation, including business trips. It is good to tell the colleague to stop (although an employee is not Harassment required to do so.) Whether or not you feel comfortable telling your colleague directly to stop these actions, you should contact Although legal definitions of harassment may differ from country to any of the channels described above to discuss the conduct country, “harassment,” under Envista’s Code, includes any unwelcome and obtain assistance. Doing so helps ensure prompt, effective conduct toward another person that creates an intimidating, hostile or action wherever there is conduct inconsistent with our culture offensive work environment. It is important to note that harassment and expectations. You should report the problem using any of the can be physical, spoken, visual or written, and in-person or through channels described above. other means, such as email. Harassment does not need to be sexual in nature. Q. I just learned that a good friend and colleague has been accused of sexual harassment and that an investigation is Potentially offensive behavior includes sexual advances, racial slurs being launched. I cannot believe it is true and I think it is only or negative comments or jokes about subjects such as race, religion, fair that I warn my friend so he can defend himself. Don’t I ethnicity or sexual orientation. have a responsibility as a friend to tell him? We will not tolerate such conduct, regardless of whether such conduct A. You should not give your friend warning about the investigation. is illegal under local law in the country in which the conduct occurs. A prompt and through investigation will be conducted. These are serious concerns, and it is important that the investigation is not compromised in any way. Alerting your friend could compromise the investigation. Our team Envista Code of Conduct | 15

Health and safety Workplace violence We are committed to providing a healthy and safe workplace for Violence of any kind has no place at Envista. We will not tolerate: employees and others who visit our facilities. Our commitment to health and safety is everyone’s job. Look out for one another, work  Threatening or intimidating others at any time, whether physically or together to help ensure that our operations are safe and “Stop, Think, verbally, for any reason. and Speak Up” when you are concerned or uncertain about potential  Acts of vandalism, arson or other criminal activities. hazards in your work area.  Weapons are not allowed on Envista property unless specifically  Help maintain a safe workplace; be proactive to help prevent authorized by the company and subject to applicable law. workplace injuries, whether you work in an Envista facility or in the field.  Know the emergency and security procedures that apply where you work.  Never bypass or work around safety or security devices or procedures.  Understand and adhere to your OpCo’s driving and travel policies when driving or traveling on company business  Ensure that your performance is not impaired by alcohol or any drugs, including prescriptions and over-the-counter medications while conducting Envista business. Alcoholic beverages are only allowed for moderate consumption at company-sponsored events.  Help contractors, customers and others we work with understand and follow our safety procedures. If you are injured on the job, notify your manager immediately, no matter how minor. Never assume that someone else has made the report. Our team Envista Code of Conduct | 16

Q. I have noticed some practices in my area that does not seem safe. Who can I speak to? I am new here and I do not want to be considered a troublemaker. A. Discuss your concerns with your manager or report your concerns to the OpCo EHS manager. There may be very good reasons for the practices, but it is important to remember that, at Envista, raising a concern about safety is never viewed as causing trouble - it is being responsible. If your concerns are not resolved by notifying your manager, use Speak Up! or contact any of the other resources listed in the Code. Q. A co-worker seems to be under the influence of drugs. I am worried that she might cause a safety problem and hurt herself or others. What should I do? A. You are right to be concerned. If you believe there is a safety risk, speak with your manager immediately. Anyone on the job who is impaired by alcohol or any drugs – legal or illegal – could be a safety risk. Steps need to be taken immediately to address the problem. Our team Envista Code of Conduct | 17

If you believe personal data has been used in violation of our policies, Data privacy you must notify your manager, Privacy Leader, the Legal Department, or use Speak Up! We are committed to a culture that protects the privacy of our employees, customers, and business partners. We must always Q. To save time, we have been using an open SharePoint handle their personal data with care and protect the personal data that instance where we manage HR cases across the business. is entrusted to us. We only provided the link to those that need access, but it would be accessible to anyone that searches for it. I do not Data privacy laws cover how we can collect, store, use, share, transfer, want to get anyone into trouble, but I do not think it is right protect and dispose of personal data, and we must comply with these that employees’ personal data and sensitive data are left for legal requirements everywhere we operate. The data we collect, use, all to see. What should I do? and store about our employees, customers, and business partners (to include third parties, channel partners and vendors) are company A. Protecting confidentiality and privacy is the responsibility of confidential, and should never be shared with individuals or parties that everyone. Immediately notify your Privacy Leader, the Legal do not have authorization to access it, and it should not be used for Department or use Speak Up!, so this risk can be effectively anything other than legitimate business purposes. How we collect, use, mitigated, and the right solution can be provided to your team and store customer and employee personal data must also be specified to manage employees’ personal data and sensitive data in our customer- and employee-facing data privacy notices. moving forward.  Keep personal data safe, secure and accurate.  Collect, access, use and store personal data for legitimate business purposes only.  Adhere to applicable data privacy laws, our data privacy policies and privacy notices when working with personal data.  Use secure tools to share personal data with individuals inside or outside of Envista, and limit access to only authorized individuals.  When we use third parties to provide services for us, they must be obligated to maintain privacy protections to the personal data we share. Our team Envista Code of Conduct | 18

Our customers and partners

Envista operating Fair dealing and supplier relations companies partner with Our suppliers and business partners make significant contributions to our success. To create an environment where they have an incentive dental professionals to continue to work with us, they must be confident that they will be treated lawfully and ethically. This means that we must never take side by side and end unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of facts or any other to end to help them unfair business practices. deliver the best possible  Purchase supplies and select business partners based on need, patient care. quality, service, price, terms and other relevant conditions. Make vendor-related decisions in the best interest of Envista, not for any personal benefit or gain for you or a family member.  Protect our confidential information, proprietary information and trade secrets including, where appropriate, with a confidentiality agreement. Also, safeguard any confidential information or personal data that a supplier provides to Envista.  Watch for any signs that our business partners are violating applicable laws and regulations, including bribery and corruption, environmental, employment, human rights and safety laws. If you have any questions or concerns about a supplier’s actions, discuss the matter with your manager. Our customers and partners Envista Code of Conduct | 20

We will only do business with suppliers that comply with applicable legal requirements and meet our standards, including our standards relating to human rights, labor, the environment, health and safety. Our expectations for our suppliers are set forth in the Envista Supplier Code of Conduct. Q. A representative of one of our suppliers claims they can help us win a contract with a customer. I think they are planning to offer lavish travel and entertainment to one of the customer’s vice-presidents. Should I do anything about this? A. Yes. We never win contracts in a way that is inappropriate and might even involve an illegal bribe. We will need to evaluate our relationship with the supplier to make sure that this individual’s activities are not indicative of the way the supplier operates. We also need to tell the customer, without delay, that this supplier was not acting on our behalf. You need to discuss the situation immediately with the Legal Department. Our customers and partners Envista Code of Conduct | 21

Healthcare laws and Medical technology compliance regulatory requirements Some Envista Operating Companies produce and sell medical devices and other products that are regulated by the United States Food Envista follows all laws and regulatory requirements governing the and Drug Administration (the FDA), and by similar agencies in other development, manufacturing, distribution, marketing, government countries. contracting, sale and promotion of our medical products. We are also committed to maintaining an open, constructive and professional The product quality and safety requirements for these products are relationship with regulators on matters of regulatory policy extensive and complex, and failure to comply can have significant and submissions. consequences. Always be sure that medical technology products strictly comply with all applicable rules, regulations, and guidance. Product quality and safety Our medical product customers rely on Envista for industry-leading, safety, product quality and reliability. Each of us has a role to play to ensure that we are accountable for the quality of our products. We also hold our suppliers and distributors accountable to ensure the quality of the products and services they provide. If you learn of any quality problem employees with our medical products, you have a responsibility to promptly report it to Operating Company’s customer service or complaint-handling unit. Our customers and partners Envista Code of Conduct | 22

Promotional activities We understand and follow the strict regulations that govern our promotional activities and our educational and commercial relationships with healthcare professionals. We promote our medical products solely based on their approved labeling, and we sell our products through accurate and truthful communications. All information provided to others about our medical products must be truthful, balanced and supported by data and relevant experience. All materials created for use in promoting our products must be reviewed and approved through the proper channels. We always obtain the appropriate legal and regulatory approvals for our medical products. Since approvals are unique to each country, we follow the specific requirements for the marketing, sale, and promotion of our products in that country. Clinical research We are committed to ensuring the safety, privacy and well-being of the patients who volunteer in our clinical trials. We meet all regulatory requirements as well as the highest ethical, scientific, and clinical standards in all of our research initiatives worldwide. Our customers and partners Envista Code of Conduct | 23

Regardless of what the laws may be in your location, you must respect Doing business with the government these fundamental principles: Special legal and contracting rules often apply to our dealings Always participate in government procurements with the utmost with governments. These rules include bidding or procurement  integrity and honesty. requirements, special billing and accounting rules, and restrictions on subcontractors or agents we may engage.  Never attempt to win a government contract or even influence tender specifications by offering anything of value to a government employee or any relative or employee of a government employee.  Never attempt to obtain information to give Envista an unfair competitive advantage in a government procurement.  Always be truthful and accurate in all written and oral communications with government officials and agencies.  Keep all required records.  Strictly follow the terms of government contracts. For example, do not make any substitutions for the goods and services to be delivered, or deviate from requirements, without written approval.  Contact the Legal Department if you have any questions. Wherever you are located, if you are pursuing government business for Envista, or are responsible for performing work under a government contract, you are responsible for knowing and following all applicable government procurement and contracting laws. Our customers and partners Envista Code of Conduct | 24

Q. The technical manager working for a state-controlled hospital Cooperating with investigations wants to see our latest technology. He is paying for his own flights and hotel accommodation, but would like us to provide Always cooperate with government authorities in connection with administrative support and local transportation. He also requests for information or inspections. When responding to a expects us to entertain him in the evening. Is this appropriate? government request, tell the truth and never mislead anyone, impede their work, or conceal, destroy or alter documents. A. The first thing to note is that since this involves an employee of a state controlled hospital, the technical manager is a government Notify the Legal Department whenever there is a non-routine representative. You can support visits of government and state government request for information or visit. company delegations to our offices and sites, but only if all items are approved in advance by the Legal Department. It is also permissible to promote, demonstrate and explain the benefits of our products or technology to government employees who are decision- makers or potential partners, but you must not try to influence them by offering personal benefits. Discuss the situation with the Legal Department before taking any further action. Our customers and partners Envista Code of Conduct | 25

It is not possible to list every situation that could present a conflict, but Conflicts of interest there are certain situations where conflicts are more common. Being able to recognize a potential conflict can help you avoid one. Below A “conflict of interest” occurs when an employee’s private interest are some common examples and guidance: interferes in any way or even appears to interfere with the interests of Envista.  Outside employment – You must not create any business or work for any company, other than Envista or Envista companies, The existence of a real or potential conflict of interest is not that competes with or intends to compete with Envista, or that necessarily a violation of our Code. However, continuing to work for interferes with your work at Envista. You should also be sure Envista in any role, or participating in any decision, that involves that to receive written approval from the Legal Department before conflict of interest without disclosing it is a violation. agreeing to serve on a Board for any for-profit organization. For questions and disclosures regarding conflicts of interest, please  Board service – Employees may not serve on the board of contact the Legal Department. directors of any for-profit, non-Envista company, unless approved in advance by the Envista Corporation Executive Vice President Disclosures and approval with responsibility for the employee’s business/operating company, or in the case of a Envista Corporation, an Executive Employees are prohibited from working for Envista in any role, or Vice President, the Envista General Counsel and Chief Ethics participating in any decision, that involves a conflict of interest, unless and Compliance Officer. the conflict has been escalated and fully disclosed to the employee’s manager, that manager has approved the proposed activity, and the  Financial Interests – It may be a conflict if you, a close friend, employee follows any special procedures required by the manager to or an immediate family member holds a financial interest in a mitigate the conflict. company that does business with, or could otherwise affect, Envista business. In addition, Operating Company L1 employees with potential conflicts must also receive written approval from the Envista General Counsel or Envista Chief Compliance Officer, and Operating Company and Envista corporate employees must receive written approval from the Envista General Counsel or Envista Chief Compliance Officer. Our customers and partners Envista Code of Conduct | 26

 Close personal relationships – Working with relatives and others with whom you have close personal relationships may present a conflict of interest. You should not supervise immediate family members or have an immediate family member indirectly reporting to you unless the situation has been reviewed and approved by HR. In all other cases, please consult with your manager or HR for guidance.  Business opportunities – Never take personal advantage of information and business opportunities that you learn about through your work at Envista, nor should you share such information with anyone else for their benefit. These opportunities belong to Envista. Specifically, employees may not: • Take opportunities that are discovered through the use of Envista property, information or position for themselves. • Use Envista property, information, or position for personal gain. • Compete with Envista. Be proactive, and whenever possible, avoid situations that can lead to even the appearance of a conflict of interest. If you find yourself in a potential conflict of interest situation, talk with your manager. Our customers and partners Envista Code of Conduct | 27

Q. I own widely traded mutual funds and they include Q. A colleague’s son has just joined our team. Is this allowed? investments in some of our competitors and other companies that we do business with. Is this a conflict? A. Generally, relatives can work in the same team or operating unit, provided the relationship is disclosed and appropriately approved A. It is very unlikely that this would be a conflict. It is not a conflict of by your manager. However, if an immediate family member is interest as long as your interest is limited to ownership of publicly in a position to hire, supervise or influence the management or traded securities (such as common stock or preferred stock) compensation of another relative, that constitutes a conflict of which constitute less than two percent of the applicable class. In interest that must be disclosed to HR and addressed as addition, since your investment is through a widely traded mutual described above. fund, you are not in a position to influence any decisions made by the other companies. Q. I am not sure what is meant by the term “immediate family member”? Do conflicts of interest include people I have close personal relationships with as well as actual relatives? A. When we refer to “immediate family member” we include spouses, domestic partners, children, stepchildren, parents, stepparents, siblings, in-laws and any other people related to you who live in the same home. More generally, our conflicts of interest policy is meant to cover any close relationships that may create an actual or apparent conflict of interest. While it is impossible to anticipate every circumstance, you should be concerned if any activity or relationship interferes — or could be perceived by others to interfere — with your objectivity. If you have any concern at all about any personal relationship, raise it with your manager. Our customers and partners Envista Code of Conduct | 28

Gifts and entertainment When exchanging gifts and entertainment, all of the following guidelines must be met: An occasional gift or entertainment is often viewed as a normal part It must be modest in value and not frequent. of doing business, but sometimes even a well-intentioned gift can be  inappropriate and in violation of our policy or the law.  It must not appear to influence, or give the appearance of influencing, the business judgment of the recipient. At Envista, employees may only exchange modestly valued gifts and entertainment that are a reasonable complement to business  There must be a reasonable business purpose. relationships and do not improperly influence others. We do not accept  Always make sure records of gifts and entertainment are or provide gifts or entertainment if the intent is to bias a decision, or is in accurate and reflect the true nature of the transaction. return for any business, services or confidential information. The following practices are never allowed:  Giving or receiving gifts or entertainment during the bidding process.  Giving or accepting lavish or frequent gifts or entertainment.  Giving or accepting any gift of cash or a cash equivalent (gift cards, gift certificates).  Giving or accepting any gift or entertainment that could be embarrassing or reflect negatively on Envista’s reputation or your reputation.  Any gift or entertainment that violates the policies of the recipient’s organization.  Giving gifts, benefits or entertainment of any kind to a government official. Our customers and partners Envista Code of Conduct | 29

Gifts and entertainment – government officials Extra care needs to be taken when dealing with government officials. Complex rules govern the giving of gifts and entertainment to government officials (which includes employees of state-owned entities). What may be permissible for commercial customers may be illegal when dealing with governments.  No gifts or other benefits, including entertainment, can be offered to government officials.  Any request made to an employee by a government official for a payment, other than legitimate taxes or fees, must be reported immediately to the Legal Department.  If you have questions, contact the Legal Department immediately. Remember: In many countries where we operate, government officials include healthcare professionals, healthcare administrators and staff in hospitals, as well as government run healthcare programs. Q. A supplier offered me two tickets to a Broadway show. He cannot come with me himself, but has told me to take a friend. The tickets are probably expensive. May I accept them? A. Because the supplier is not accompanying you, the tickets are not considered entertainment but are a gift. You will need to get approval from your manager who will provide guidance in line with Envista and the OpCo’s policies. Our customers and partners Envista Code of Conduct | 30

Gathering competitive information We obtain competitive information only through legal means and never through misrepresentation, or through any behavior that could be construed as “espionage,” or “spying”.  When collecting business intelligence, always live up to our standards of integrity — never engaging in fraud, misrepresentation or deception to obtain information.  When we hire former employees of competitors, we must respect any legal or contractual obligation not to use or disclose the confidential information of their former employers.  If you have any questions about whether certain competitive activities comply with our Code, you should immediately consult with your manager or the Legal Department. Q. I just joined Envista after working for several years at one of our competitors. Can I share confidential and proprietary marketing information that I developed while working at my previous job? A. You can use the general knowledge and skills you learned in your previous job, but you cannot bring to Envista any confidential or protected materials produced by you or anyone else for your former employer. If the marketing information is confidential, proprietary or a trade secret of your past employer, using or sharing it now would breach our policies, your obligations to your past employer and possibly the law. You are obliged to protect such information from your past employer just as Envista employees are obliged to protect ours. Check with the Legal Department if you have questions about any specific information. Our customers and partners Envista Code of Conduct | 31

Our company

Through kaizen Accurate record keeping and or continuous financial reporting improvement, we Investors, government officials and others rely on our accurate and honest books and records. Accurate information is also essential within address customer the Company so that we can make informed business decisions. needs with actions Employees with finance or accounting jobs, or jobs that affect product quality, have a special responsibility in this area, but all of us contribute that benefit the greater to the process of recording business results and maintaining records. Each of us has a responsibility to ensure that the information we submit good. We set the bar in all Envista records is complete, accurate and understandable. high for ourselves and To ensure that we can meet our responsibility to cooperate with audits, investigations and legal document requests, we must preserve records each other. according to our policies, respond fully with all information requested and refrain from editing, modifying or deleting requested information.  Make sure that all Company records, including financial entries, expense reports and time sheets, are clear and complete and do not hide the true nature of any transaction.  Never record false sales or shipments, nor record them early, understate or overstate known liabilities and assets, or defer recording items that should be expensed.. Our company Envista Code of Conduct | 33

Q. My manager has asked me to record an unconfirmed sale in  Make sure that all engineering, quality and production records the quarterly report to meet our targets. But the sale will not are accurate. Never falsify such records or make them be completed until after the quarter ends. Should I do what misleading in any way. she asks?  Do not establish any unrecorded Company funds or assets, such as “slush funds” or any other types of “off the books” accounts. A. No. You must always record costs and revenues in the correct time period. Reporting a sale that is not yet complete would be  Employees with any role in the preparation of Envista a misrepresentation. It could be fraud. You need to discuss your Corporation’s financial statements and disclosures have a concern with your manager. If you are not comfortable doing so, responsibility to ensure that they are complete and do not use Speak Up! or seek help using any of the other resources contain any false or misleading statements. listed in the Code.  Never pressure, manipulate or mislead outside accountants involved in auditing or reviewing our financial statements or internal controls. Records management and legal holds Business records must be retained as long as needed for business purposes, or longer if required by applicable law. Documents should only be destroyed in accordance with the record management policy of your applicable business and never in response to, or in anticipation of, an investigation, lawsuit or audit. If you receive a “Legal Hold” you must not alter or discard any relevant information. Contact the Legal Department if there is any doubt about the appropriateness of record destruction. Our company Envista Code of Conduct | 34

Confidential information  Do not disclose information to third parties, including business partners, without appropriate authorization and appropriate The unauthorized release of confidential and proprietary information, confidentiality agreements. If in doubt, check with your manager and/or trade secrets, can cause us to lose our competitive advantage, or the Legal Department. embarrass Envista and damage our relationships with our customers and business partners. For these reasons, such information must  Do not discuss confidential information in public places be treated carefully. The following are some examples of this type of where others may overhear or leave confidential information, information: computers, mobile phones or other electronic devices holding confidential information anywhere that they could be stolen or  Sales results, in whole or by product, accessed by others.  Customer lists, These obligations continue even after your employment with Envista ends. When you leave Envista, you must not disclose or use any  Product price and cost information, Envista confidential information, and you must return all copies of materials or devices that contain Envista confidential information.  Personal data of our employees, customers, and suppliers,  Technical details of our systems, products and our product manufacturing processes,  Our business strategies, and  Product launch plans. Employees should ensure that they:  Use and disclose confidential information only for legitimate business purposes.  Properly label confidential information to indicate how it should be handled, distributed and destroyed.  Do not share passwords or allow other people, including friends and family, to use our information technology resources. Our company Envista Code of Conduct | 35

Intellectual property Q. I frequently work with Company confidential information on project assignments. I have a tight project deadline coming Intellectual property refers to the inventions, ideas, brands, and up and need to work on the project over the weekend. Am original work that could provide a competitive advantage in the I allowed to use my personal laptop at home to work on marketplace. These things are what we mean when we talk about Company confidential information? leading edge innovation, and we must protect them from our competitors. Any unauthorized disclosure or misuse, either during or A. You may only store Company confidential information on a after your employment with Envista, could be harmful to the Company Company issued laptop, mobile device, or portable storage device / or to our customers. All employees who create intellectual property flash drive which has the appropriate safeguards installed to protect must follow their Envista Company’s policies and processes for Company confidential information. Downloading, editing, or even identifying and protecting that intellectual property. accessing Company confidential information on a non-Company issued device puts you and the Company at-risk to information theft Third parties entrust us with their confidential and proprietary or loss. It also violates the Envista Information Security policy. information, and it is equally important that we handle it with care. Third- party confidential information should only be used in accordance with Protecting inside information the specific terms of a valid license or another legal right to such use. In the course of business, you may become aware of material, If you have questions or concerns about the appropriate use of nonpublic information about Envista or other publicly traded proprietary information or intellectual property, please discuss them companies. Using this information for personal gain or sharing it with with the Legal Department. others is not only unfair to other investors, it is illegal.  Never buy or sell any stocks, bonds, options or other securities of any public company, including Envista, based on material, nonpublic information.  Do not pass on material, nonpublic information to others (this is known as “tipping”). Our company Envista Code of Conduct | 36

 Material, non-public information may include: • News of mergers, acquisitions or divestitures.  Definitions • A planned offering or sale of the company’s securities. Information is material if there is a substantial likelihood that a reasonable person would consider the information important in • Major regulatory actions or major litigation concerning making a decision to buy or sell securities. the company. Information is nonpublic until one full business day after it • Significant changes in management. has been widely disseminated to the public through a broadly • A major contract award or cancellation of an existing, disseminated press release and/or a report furnished to the SEC. major contract. • Introduction of a material new product, technology or service, or material developments with respect to existing products, Q. My manager asked me to prepare some financial material technologies or services. related to an acquisition that Envista is considering. The information is confidential and is not yet public. Based on  In addition, certain employees are subject to “blackout periods” the information I reviewed, I think the stock of the acquisition during which time they are not permitted to engage in trades target will go up fast once the news is made public. I know involving Envista securities, and may also be subject to that I cannot buy stock in the company we are planning to preclearance requirements prior to trading in Envista securities acquire, but can I pass the news to my brother since he is not at any time. an “insider?  If you have any questions about whether information is material and nonpublic, contact the Legal Department. A. No. You cannot share the news with others because it is confidential. The information may also be material, non-public information, and sharing it with others could be considered “tipping,” which is against the law and our policies. Our company Envista Code of Conduct | 37

If you are ever in doubt as to whether you have authority to sign a Use of company assets document or take another action on behalf of the Company, or any of its subsidiaries, do not act until you are able to establish your authority Each of us is entrusted with the care of Company assets. We must to act, or you obtain appropriate approval. protect them from loss, damage, theft, waste and improper use. Any digital communication using company assets or company managed Q. I have an online greeting cards business that I operate from tools may not be confidential. home, usually on the weekends. On days when I finish lunch early, can I use my Envista computer to process orders from Envista assets include physical property, facilities, equipment, the previous day? vehicles, inventory and supplies, as well as corporate opportunities, financial resources, intellectual property, confidential information, files, A. No. Our policies prohibit you from carrying out non-Envista documents, information systems and data. business on our information systems. You must only run your home business at home, using your own computer and systems.  Our assets must not be given or sold to anyone without appropriate approval.  Only use authorized software, devices and procedures.  Email, our information systems, and the data on them are considered Company property. You should have no expectation of personal privacy when using Company assets. Envista has a responsibility to take necessary precautions to protect our Company assets.  Limited personal use of phones, the internet, email and instant messaging is allowed as long as it does not interfere with your job, business use of the systems or violate any Envista policies. Officers are the only employees allowed to sign documents or exercise authority on behalf of Envista Corporation, or authorize others to do so. In your particular business, signature authority and spending authority are also limited and assigned to certain roles or individuals. Making business commitments outside of these processes, through side deals or otherwise, is not acceptable. Our company Envista Code of Conduct | 38

Cybersecurity We are all increasingly dependent on connected devices (laptops, tablets, mobile phones) and information systems to conduct business and communications. Each of us must do our part to protect our data and information systems from accidental and intentional misuse, abuse, tampering, disablement, or unauthorized access to our information systems and data.  Make sure you follow our policies and procedures that are designed to protect our systems, applications, networks, and assets from attack, damage or unauthorized access.  Follow a Think. Protect. Secure. Together. mindset when utilizing company information systems and accessing company data.  Never share, or allow someone besides yourself to use, your usernames and passwords.  Be alert to phishing scams or other attempts to uncover sensitive personal or corporate information.  Do not open suspicious links in emails, even if you think you know the source. Our company Envista Code of Conduct | 39

Speaking on behalf of the company Envista strives to provide clear and accurate information to the media, financial analysts and the public. In addition to satisfying important legal requirements, this helps us maintain the trust of our shareholders, potential investors and government regulatory bodies. This, in turn, strengthens our corporate reputation. For these reasons, it is important that only designated employees speak publicly on behalf of Envista.  If you receive a call or request for information from a member of the media or a financial analyst, gather the relevant facts and consult with Envista’s Corporate Communications or Envista’s Investor Relations Department before responding.  Never give the impression that you are speaking on behalf of Envista in any communication that may become public if you are not specifically authorized to do so by an appropriate officer of Envista Corporation.  Obtain approval from Envista’s Corporate Communications Department before making public speeches, writing articles for professional journals, or engaging in other public communications when you are speaking on behalf of Envista. Our company Envista Code of Conduct | 40

Using social media Q. Someone has posted a claim on an on-line social network about Envista that I know is false. The post says that we are planning to change suppliers, and not only suggests that we When making a statement on a social media platform, you do so are endorsing the new supplier, but that we are not pleased as an individual, and should not give the appearance of speaking with our current supplier. I think it is important that we correct or acting on behalf of Envista. Always be aware that social forums the misinformation. Is it acceptable if I go ahead and post a are monitored by clients, colleagues and regulators. Think carefully response? before you hit the ‘send’ button in an email or a text. When using social media: A. While it may be tempting to correct the information and engage with the source of the misinformation, you should instead contact  Use good judgment, including expressing ideas and opinions in Envista’s Corporate Communications Department and let them take a respectful manner. the necessary steps.  Clearly state that any opinions you express are your own and do not reflect those of Envista.  Do not disclose confidential business information about the Company, our customers, or our business partners.  Do not give the appearance of representing the Company unless you have been granted specific permission to do so.  Do not engage in rumor or speculation about Company matters in which you may be involved or have been made aware. Our company Envista Code of Conduct | 41

Our world

We partner with professionals Serving our communities to improve lives. This is Being a responsible corporation is deeply ingrained in Envista’s culture the purpose that guides us. and business. We are proud to have a reputation for being a good Because dental professionals corporate citizen and neighbor. do more than create healthy, Sustainability is not just a phrase or slogan for us, it is central to who we are and what we do. Our innovations improve the quality of life in beautiful smiles – they create meaningful ways. Around the globe, our businesses advance lifesaving confidence. To achieve their research, improve health and safety and promote environmental stewardship. Locally, our employees are active in causes and goals, they need a champion. organizations that make a difference in the communities where they We are uniquely positioned work and live. to be this champion, and our To ensure that our sustainability efforts are aligned with our commitment purpose unites and inspires us. to ethics and integrity, be sure to keep the following in mind:  Do not make any direct or indirect contribution on behalf of the Company unless you are authorized to do so.  If you volunteer to help charitable organizations, be sure that your participation is as a private citizen, unless the activity is authorized or sponsored by the Company.  Soliciting or pressuring customers, business partners or other employees to support your favorite charities or causes is not allowed. Our world Envista Code of Conduct | 43

Human rights Q. When I was visiting a new supplier, I noticed employees that were working there that seemed young. When I asked about it, I did not get a clear answer. What are my next steps? We are committed to respecting the human rights and dignity of everyone, and we support international efforts to promote and protect A. You did the right thing — first, to be on the lookout for human rights human rights. abuses, and second, to raise the issue with our supplier. The next step is to report the incident to the Legal Department. We are We comply with all applicable laws pertaining to fair employment committed to human rights and to the elimination of human rights practices, freedom of association, privacy, collective bargaining, abuses, including child labor. immigration, working time, wages and hours, as well as laws prohibiting forced labor, compulsory labor, child labor, employment discrimination and human trafficking. We will not tolerate the abuse of human rights in our operations or in our supply chain. Each of us can help support efforts to eliminate human rights abuses:  Report any suspicion or evidence of human rights abuses in our operations or in the operations of our business partners to your manager, or use Speak Up!  Remember that respect for human dignity begins with our daily interactions with one another, our customers and business partners. It also includes promoting diversity and inclusion, accommodating disabilities and doing our part to protect the rights and dignity of everyone with whom we do business. Our world Envista Code of Conduct | 44

Fair competition  Do not agree with a competitor to coordinate bidding, or agree with a customer or competitor not to deal with other companies. We believe in fair, free and open competition. We gain our competitive advantages through the quality of our products, rather than through  Consult with the Legal Department if you have any questions or unethical or illegal business practices. concerns about violations of anti-competition laws. Every country where we operate has laws that govern relationships with competitors, suppliers, distributors and customers. While the legal requirements vary, fair competition laws (also called antitrust, monopoly or competition laws) generally share the same objective — to ensure that markets operate efficiently by providing competitive prices, customer choice and innovation. Industry meetings Industry and trade association meetings serve legitimate and worthwhile purposes. However, these meetings also carry risk because they bring together competitors who might discuss matters of mutual concern and potentially cross the line of what is permissible. Even joking about inappropriate topics, such as marketing or pricing strategies, could be misinterpreted and misreported. If the conversation turns to any kind of anti-competitive discussion, you should refuse to discuss the matter, leave the conversation immediately and report what happened to the Legal Department.  Never talk with, or signal, our competitors about any aspect of our pricing, sales volumes, customers or territories. This applies even to casual conversations.  Do not discuss boycotting customers, suppliers or competitors. Our world Envista Code of Conduct | 45

The laws in some countries impose additional penalties for bribing Anti-bribery, anti-corruption government officials, but for us it is simple: offering or accepting a bribe from anyone, at any time is always wrong. Always work honestly and with integrity. Never offer or accept a bribe from anyone, including government officials — and remember, we are Do not give or accept bribes, kickbacks, or accept or provide not only responsible for our actions, but also for the actions of any  any other kind of improper payment. third party who represents Envista including distributors, sales agents, representatives, consultants and logistics providers.  Do not pay facilitation payments. If a facilitation payment is requested, report the request to the Legal Department.  Definitions  Keep accurate books and records so that payments can be honestly described and documented. A bribe is anything of value that is given to influence the behavior of someone in government or the private sector in order to obtain  Be aware of our anti-corruption and bribery standards when business, financial or commercial advantage. selecting third parties that provide services on our behalf. Be vigilant and monitor their behavior. A bribe can be something other than cash. A gift, a favor, even an offer  Be aware that not reporting a bribe or other illegal activity may of a loan or a job could be considered a bribe. Review our policies and itself be a violation of our Code. ask questions about what is acceptable (and what is not). Facilitation payments are typically small payments to a low-level government official that are intended to encourage the official to perform his responsibilities. A government official includes anyone who works for, or is an agent of, a government owned or government-controlled entity. This includes elected and appointed officials of national, municipal or local governments. It also includes officials of political parties and candidates for political offices, as well employees of a government or a state- controlled company. It is not always easy to determine who is and who is not a government official. For example, in some countries physicians and medical staff may be considered government officials. Our world Envista Code of Conduct | 46

Q. I was authorized to hire a consultant to help us get the local permits needed for a new project. They asked for a $40,000 retainer to” help move the process along”. Should I agree to this payment? A. No. Before engaging the consultant, you need to consult with the Legal Department or use Speak Up! Before agreeing to make any payment, we need to know how the money will be used. Envista must make sure this money is not used as a bribe, or any other improper payment. Q. I work in a country that is generally considered high-risk for bribery and corruption. My team needs approval from a state- owned company before we can contract with a preferred supplier of a major item of equipment. We are considering paying for several employees of the state-owned company and their spouses to travel to the U.S. for a week, to attend a day of meetings followed by shopping and sightseeing. These employees are not considered to be government officials under local law, so do I need to get advance approval? A. Yes, and you need to review the situation with the Legal Department. The definitions of a government official in the US under the Foreign Corrupt Practices Act (FCPA), and under the UK anti-bribery laws, as well as similar laws of other countries, may be broader than local law, and therefore could include employees of the state-owned company. If this is the case, the proposed hosting of travel for the employees and their spouses would not be approved. Our world Envista Code of Conduct | 47

International trade Export regulations We are committed to following applicable international trade laws, All employees are responsible for abiding by export laws. including import and export controls regulations, compliance with Export control laws govern the transfer of goods, services and sanctions and anti-boycott laws, and anti-money laundering laws. technology to another country. Note that export controls govern many Each of us has a responsibility to ensure that we comply with trade types of exchanges of information across national borders, including laws and regulations in any country where we do business. email transmissions and web access to different servers that could contain export controlled technical data. The U.S. also controls the As Envista continues to expand globally, those of us who deal with transmission of certain export controlled technical data to non-U.S.- the importation of goods and export-controlled items, technology and persons within the United States. services have an obligation to understand and comply with applicable regulations. This includes import and export laws, technology control plans, the conditions and provisos of export license authorizations that may apply to their business or facility and Envista’s Import and Export Compliance Policies. Our world Envista Code of Conduct | 48

Import regulations Export and import regulations All employees are responsible for abiding by import laws. Import If you are involved in the transfer of goods or services across national laws and regulations govern the importation of goods. Such laws borders on behalf of our company or our customers, you must comply ensure only admissible goods enter the importing country, and that with these laws, regardless of where you are located. If U.S. law the correct amount of duties and taxes are paid on those goods. conflicts with a local trade law, U.S. law may apply. Always consult We must maintain, among other things, accurate information on the with the Trade Compliance Team or the Legal Department for proper commodity/nomenclature, commercial value and country of origin of guidance on this subject. all imported goods. Anti-money laundering laws Envista complies with all laws that prohibit money laundering or financing for illegal or illegitimate purposes. “Money laundering” is the process by which persons or groups try to conceal the proceeds of illegal activities, or try to make the sources of their illegal funds look legitimate. All employees should ensure that they are conducting business with reputable customers, for legitimate business purposes, with legitimate funds. It is important that we know and comply with all laws and regulations intended to prevent money laundering. This means we must make and receive payments for goods and services only via approved and documented payment practices, and we must be vigilant and exercise good judgment when dealing with unusual customer transactions. Check for “red flags,” such as requests from a potential customer or supplier for cash payments or other unusual payment terms. If you suspect money laundering activities, speak up and report it. Our world Envista Code of Conduct | 49

Political activity and contributions Q. I went to a fundraising dinner for a candidate for a local government office. This candidate takes positions favorable to our interests, so can I claim the dinner on my expense report? We believe in the right of employees to participate in the political process. You are encouraged to be active in charitable and political A. No. If you did this, it would be considered a political contribution, activities on your own time and at your own expense. which would violate our policies. While you are free to attend political fundraising events as an individual, you must not use Company Consistent with applicable laws, Envista will exercise its right to make assets or funds, or give the impression that you are representing its position known on relevant issues. When doing so, we follow all Envista. If you think your involvement might create a conflict of lobbying laws, and may engage employees or professional lobbyists to interest or appear inappropriate, discuss it with your manager. work with government officials on our behalf.  In all communications, make it clear that your political views and actions are your own and not those of Envista.  Never use Envista resources to contribute to, support or oppose any political party or candidate unless approved by Envista Corporation’s Board of Directors or a committee of the Board.  Supervisors should not solicit direct or indirect reports to contribute to, support or oppose any political party or candidate.  Never make a charitable or political contribution with the intent to improperly influence someone. Our world Envista Code of Conduct | 50

Environmental protection and sustainability At Envista, we strive to meet or exceed applicable environmental laws, regulations and permit requirements, and we use environmentally sound practices to ensure the protection of the environment. Employees who work directly with regulated materials have specific responsibilities to ensure they are used, stored, transported and disposed of in a legal, safe and responsible way. All employees should be proactive and look for ways that we can reduce waste and use energy, water and natural resources more efficiently. In addition to environmental compliance, Envista is also committed to sustainability in all our operations. Our commitment to environmental protection and sustainability includes:  Continuous improvement in environmental performance and minimization of waste, water consumption and energy use,  Prevention of pollution,  Integration of sound environmental practices into our business practices including procurement and product design, testing, manufacturing and support, and  Consideration of environmental impacts while developing new products or processes, in selecting production materials and before buying, leasing or selling property. Our world Envista Code of Conduct | 51

A final word

Ethics and compliance at Envista The Envista Code of Conduct is endorsed by, and has the full support of the Envista Board of Directors. The Envista Board of Directors is responsible for overseeing ethics and compliance at Envista. The Ethics and Compliance team, among other responsibilities, applies and interprets the Code, manages the intake and investigation of Speak Up! questions and concerns, develops and disseminates ethics and compliance trainings and communications, and assists with the design and implementation of preventative compliance measures. The Envista Ethics and Compliance team is managed by the Chief Ethics and Compliance Officer who reports directly to the Envista Corporation General Counsel. The General Counsel has direct access and reporting obligations to the Board of Directors and appropriate Board committee. In administering the Code, the Ethics and Compliance team works closely with other Corporate, and Operating Company functions including Legal, Human Resources, Internal Audit, Finance and other groups focused on ensuring and monitoring compliance. A final word Envista Code of Conduct | 53

Examples of some areas where employees may use Speak Up! to Additional ethics and report concerns are as follows: compliance resources  Accounting, record keeping and auditing irregularities Speak Up!  Expense reporting fraud or irregularities The Speak Up! Program is in place for you to ask questions, seek  Bribery, corruption or illegal payments guidance, and to report your concerns in an anonymous and confidential way. Employees are encouraged and expected to ask  Inappropriate documentation practices, questions when unsure about any ethics or compliance issue, and  Inaccurate financial records (or the intention to are required to report actual or potential violations of law, our Code file inaccurate or irregular financial records) of Conduct or other Envista policy. In bringing questions or violations to management’s attention, you are helping to ensure Envista and  Criminal conduct our Operating Companies achieve and sustain the highest levels of ethics and compliance, and you are helping build the foundation of  Violations of law our future success!  Discrimination and workplace harassment  Product quality issues Manufacturing practices Additional resources are located within the OpCo. Visit the  Ethics and Compliance page on Envista Connect for a list  Violation of (or the non-adherence to) Environmental, of all Compliance Resources. Health and Safety (EHS) standards For general inquiries, please contact  Conflicts of interest integrity.answers@envistaco.com  Theft or fraud For questions on compliance training, you may contact your  Workplace violence HR Point of Contact (POC)  Substance abuse A final word Envista Code of Conduct | 54

How to report an issue You may report any issues to your immediate manager, or to any of the following resources:  Another manager at your Envista Company  Human Resources or Legal/Compliance Department at your Envista Company  Any member of Envista Corporation management  Any member of the Envista Corporation Internal Audit Staff  Integrity and Compliance Helpline at www.envistaintegrity.com  Any member of the Envista Corporation Board of Directors Please note that our Speak Up! Program is administered by a third- party provider and NOT by Envista to preserve the anonymity and confidentiality of your report. You are encouraged to submit reports relating to violations stated in our Code of Conduct, as well as asking for guidance related to policies and procedure and providing positive suggestions and stories. The information you provide will be sent to Envista by our third-party provider on a totally confidential and anonymous basis if you should choose. You have our guarantee that your comments will be heard. Speak Up! phone numbers are subject to change without prior notice but you can always find the most current information at: www.envistaintergrity.com A final word Envista Code of Conduct | 55

Envista supports employees’ right to speak out about matters of Our Code of Conduct does not give any contractual rights or alter the public concern or engage in certain activities related to the terms employment relationship an Employee has with his or her employing and conditions of their employment. Nothing in the Code or in any of DHR Company (except to the extent our Code is incorporated into any our policies is intended to limit or interfere with the right to engage employment agreement, collective bargaining or labor agreement or in activities protected under Section 7 of the U.S. National Labor similar agreement which governs employment). Employees are free Relations Act, or any other local laws or applicable regulations, such to voluntarily resign employment subject to any legal or contractual as discussions related to wages, hours, working conditions, health obligations. Similarly, the Company may terminate employment at hazards and safety issues. any time it believes that it is in the best interests of the business to do so, subject to applicable laws and any employment agreement The existence and content of the Code will be disclosed to which governs employment. Wherever used in our Code, the term shareholders and will be available on Envista’s website. “employment agreement” refers to not only employment agreements, but also all applicable collective bargaining or labor agreements and In limited circumstances, Envista may waive provisions of our Code similar agreements. of Conduct. All waivers require the pre-approval of the Envista Corporation Board of Directors, Chief Executive Officer, General The provisions of the Code are in addition to, and do not modify, Counsel or Chief Ethics and Compliance Officer in writing, and a replace or supersede, other policies or procedures. waiver for a Envista Corporation director or executive officer may be made only by the Envista Corporation Board of Directors or by a committee of the Board. All waivers will be promptly disclosed to the extent required by law or the New York Stock Exchange. A final word Envista Code of Conduct | 56

Contact us Please feel free to address any questions you may have about our Code of Conduct to your local legal, finance or human resources department, through the Speak Up! Help- line, or with any of the employees listed below at Envista Corporation. Use the Speak Up line to report: Speak Up!  Inaccuracy of financial records and/or reporting  Accounting and auditing irregularities Report your concerns to your supervisor, Human Resources  Bribery, corruption or illegal payments manager or the Speak Up Helpline. With Speak Up, you may remain anonymous if you choose to do so.  Criminal conduct and violations of law  Discrimination and harassment Envista policy protects employees who raise concerns in good faith against retaliation. Contact Speak Up by phone or online.  Product quality issues For phone numbers, please see the Speak Up global telephone list at www.envistaintegrity.com.  Safety and environmental hazards  Conflicts of interest Speak Up phone numbers may change without prior notice. The most current information will be available on  Theft or fraud www.envistaintegrity.com.  Workplace violence  Cybersecurity issues  Data Privacy challenges Envista Code of Conduct | 57

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